This Stock Purchase Agreement (the "Agreement") is made as of this 26th day of September, 1997, between Charles M. Siegel ("Buyer") and General Atlantic Corporation, a Delaware corporation (the "Seller"), having its principal office at 950 Third Avenue, New York, New York 10022.

     WHEREAS, the Seller owns beneficially and of record 1,255,000 shares (the "Shares") of the issued and outstanding shares of Common Stock, par value $.01 per share, of Solo Serve Corporation, a Delaware corporation ("Solo Serve"), having its principal office at 1610 Cornerway Boulevard, San Antonio TX 78219; and

     WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to purchase from the Seller, and the Seller desires to sell to Buyer, the Shares.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties and conditions contained in this Agreement, the parties hereto hereby agree as follows:

1. DEFINITIONS

     1.1. Certain Defined Terms. Unless the context otherwise requires, as used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Affiliate" with respect to any Person, means any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

     "Applicable Law" means all applicable laws, statutes, regulations and orders of any governmental authority or regulatory body and judgments, decrees, injunctions, writs, orders, or like action of any court, arbitrator or other judicial tribunal of competent jurisdiction with respect thereto.

     "Business Day" means any day other than a Saturday, Sunday or a day on which commercial banks in the State of New York are required or authorized by law to close.

     "Contract" means, with respect to a Person, any contract, agreement, lease, indenture, deed of trust, mortgage, license, note, instrument, guarantee or obligation to which such Person is a party or by which such Person or its property is bound or affected.

     "Control" whether used as a noun or verb, refers to the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Person" means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

2. CONSIDERATION FOR PURCHASE AND SALE OF SHARES; TRANSFER OF SHARES

     2.1. Consideration for Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing the Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and the Buyer agrees to purchase, acquire and accept delivery from Seller of, all of the Shares for the Purchase Price. The Purchase Price shall be $125,500, payable by delivery of a Promissory Note (the "Note") in the form of Exhibit A.

     2.2. Transfer of Shares. On the Closing Date, the Seller shall sell, assign, transfer, convey and deliver to Buyer all of the Shares together with appropriate stock powers and other transfer documents signed in blank.

3. REPRESENTATIONS AND WARRANTIES OF SELLER

     The parties hereto recognize that Buyer was responsible for the management of the business of Solo Serve prior to the date hereof and is expected to continue in such capacity subsequent to the Closing Date. Consequently, the Seller has relied, in part, upon information supplied by Buyer regarding the business and affairs of Solo Serve and is selling the Shares "as is" without representations or warranties regarding the business or affairs of Solo Serve and only with the following representations and warranties:

     3.1. Corporate Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     3.2. Ownership of Stock. Seller is and as of the Closing will be the registered holder and beneficial owner of all of the Shares. Seller has, and at the Closing will have, good and marketable title to all of the Shares, free and clear of any and all liens and encumbrances.

     3.3. Due Authorization; No Restrictions. Seller has full corporate power and authority to execute, deliver and perform its obligations under this
Agreement and to carry out the transactions contemplated hereunder. The execution, delivery and performance of this Agreement by Seller will not conflict with, result in a default, right to accelerate or loss of rights under, or require the consent of any governmental authority or regulatory body or other Person under any provision of the certificate of incorporation or by-laws of Seller, or (b) any material Contract of Seller or any Applicable Law. This Agreement has been duly authorized, executed and delivered by Seller and constitutes Seller's legal, valid and binding obligation enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally and except as enforceability may be subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

4. REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents, covenants and warrants as follows and acknowledges that Seller is relying upon such representations, covenants and warranties in connection with the sale, assignment and transfer to Buyer of the Shares:

     4.1. Due Authorization; No Breach. Buyer has full power and authority to execute, deliver and perform its obligations under this Agreement and to carry out the transactions contemplated hereunder. The execution, delivery and performance of this Agreement and the Note by Buyer will not conflict with, result in a default, right to accelerate or loss of rights under, or require the consent of any governmental authority or regulatory body or other Person pursuant to any material Contract of the Buyer or Solo Serve or any Applicable Law. This Agreement has been duly executed and delivered by Buyer and constitutes, and the Note when executed and delivered in accordance with this Agreement will constitute, Buyer's legal, valid and binding obligation enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally and except as enforceability may be subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

     4.2. Investment Representation. The Buyer is acquiring the Shares for his own account and with no present intention of dividing the same or otherwise making any distribution of the same. Buyer will not make any sale, transfer or other disposition of any of the Shares in violation of the Securities Act of 1933, as amended, or applicable state securities laws.

     4.3 No Material Litigation. No litigation or administration of or before any court, tribunal or governmental body is presently pending, or, to the knowledge of Buyer, threatened against Buyer or any of his properties which, if adversely determined, would have a material adverse effect on the business, assets or financial condition of the Buyer.

5. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF BUYER AND SELLER

     All statements contained herein or any certificate delivered pursuant to this Agreement shall be deemed representations, warranties, covenants and agreements made by Buyer or Seller, as the case may be. Each statement, representation, warranty, covenant and agreement made or deemed made by Seller shall remain in effect continuously to and including the Closing but shall not survive the Closing except that the representations and warranties made by the Seller in Section 3.2 shall survive for a period of five years after the Closing Date. Each statement, representation, warranty, covenant and agreement made or deemed made by Buyer shall remain in effect continuously to and including the date one year after the date on which all indebtedness under the Note shall have been paid in full.

6. THE CLOSING

     6.1. Time and Place. Subject to satisfaction or waiver of the conditions set forth in Article 7 hereof, the transfer of beneficial ownership of and legal title to the Shares by the Seller to the Buyer and transfer of the Purchase Price by the Buyer to the Seller (the "Closing") shall occur at the offices of Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, New York 10038, at 10:00 A.M. local time, on September 30, 1997, or at such other place and time as may be mutually agreed in writing by the Seller and the Buyer. The date on which the Closing takes place is referred to herein as the "Closing Date."

     6.2 Closing Actions. At the Closing the Seller shall deliver to the Buyer certificates representing all of the Shares endorsed or accompanied by stock powers executed in blank sufficient to transfer good and marketable legal title in and beneficial ownership of the Shares to Buyer or its designee against payment by Buyer of the Purchase Price by delivery of the Note. Seller shall pay any documentary stamp tax or transfer tax due or payable by the Seller in connection with the transfer of the Shares to Buyer or its designee.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     The obligations of Seller to sell, assign, transfer, convey and deliver the Shares to Buyer and to consummate the transactions contemplated hereunder is subject to the satisfaction of the conditions set forth in this Article 7 for the exclusive benefit of the Seller to be fulfilled at or prior to the Closing, all in form and substance reasonably satisfactory to Seller. Seller may, however, waive the fulfillment of any of these conditions, either before or after the Closing, but any waiver, to be binding upon Seller, must be by a writing duly executed by it. Buyer shall use its best efforts to cause each condition set forth in this Article 7 to be fulfilled.

     7.1. Reduction in Amount of Letter of Credit. The Letter of Credit issued in favor of Congress Financial Corporation in the original amount of $1,500,000 shall have been terminated and a new letter of credit shall have been issued in favor of Sanwa Business Credit Corporation in the amount of $750,000 and shall provide for the termination thereof on December 31, 1998.

     7.2. Solo Serve shall have completed an inventory financing with Sanwa Bank in the amount of up to $12,000,000 upon the terms and conditions attached as Exhibit B. 7.3. Buyer and/or its Affiliates shall have made a loan to Solo Serve in the amount of $500,000 upon the terms and conditions attached as Exhibit C.

8. MISCELLANEOUS

     8.1. Stock Option Plan. Seller agrees to vote any shares of Solo Serve then held by it in favor of an amendment to the Solo Serve Stock Option Plan (the "Plan"), which was previously approve by the board of directors of Solo Serve, in order to increase the number of shares covered by the Plan to 750,000 in the event the amendment to the Plan is presented to the shareholders of Solo Serve for their approval.

     8.2.  Notices.  All notices,  requests and other  communications  hereunder shall be in writing and shall be delivered personally, telegraphed, telexed (with appropriate answer back received), sent by facsimile transmission (with immediate confirmation thereafter by telephone or otherwise), or sent by U.S.
registered, certified or express mail, postage prepaid, return receipt requested, or sent by a nationally recognized overnight courier service, marked for overnight delivery. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed (provided the correct answer back is received), or sent by facsimile transmission (provided confirmation is received immediately thereafter); or if sent by express mail or overnight courier, one Business Day after the date of delivery to a U.S. Post Office or the courier service marked for overnight delivery; or if so sent by registered or certified mail, seven days after the date of deposit in the mails; in each case addressed as follows:

                           (a)      If to Buyer, to:

                                            Charles M. Siegel
                                            1403 Fortune Hill
                                            San Antonio, TX   78258

                                    with a copy to:

                                            David Oppenheimer, Esq.
                                            Oppenheimer, Blend, Harrison & Tate
                                            711 Navarro
                                            6th Floor
                                            San Antonio, TX   78205

                           (b)      If to Seller, to:

                                            General Atlantic Corporation
                                            950 Third Avenue
                                            New York, NY   10022
                                            Attention:  Christopher G. Oechsli

                                    with a copy to:

                                            Malcolm P. Wattman
                                            Cadwalader, Wickersham & Taft
                                            100 Maiden Lane
                                            New York, NY   10038

or to such other address as the parties hereto may specify from time to time by notice given as provided herein.

     8.3. No Waiver. No modification hereof nor any waiver of any breach or default hereunder shall be valid unless in writing and signed by the parties making such modification or giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

     8.4. Binding Effect. This Agreement shall be binding upon and inure to the benefit of each party hereto, and its successors and permitted assigns. This Agreement shall not be transferred or assigned by either Buyer or Seller and any attempted transfer or assignment shall be null and void.

     8.5. Headings. The article and section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said articles or sections.

     8.6. Merger. This Agreement cancels and supersedes all prior letters of intent, memoranda of terms, and other documents of understanding heretofore executed by or exchanged, circulated or discussed between the parties with respect to the subject matter hereof.

     8.7. Governing Law. This Agreement and all amendments hereof shall, in all respects, be governed by and construed and enforced in accordance with the internal laws (without regard to principles of conflicts of law) of the State of New York.

     8.8. Expenses. Each party shall bear its own costs and expenses in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     8.9. Brokers. None of the parties hereto nor any of their respective Affiliates is obligated to pay, or has retained any broker or finder or any other Person who is entitled to, any broker's or finder's fee or any other commission or financial advisory fee based on any agreement or undertaking made by or for the benefit of Seller or Buyer in connection with the sale of the Shares and the consummation of the transactions contemplated herein. Each party hereto agrees to indemnify, defend and hold the other party hereto harmless from any claim or demand from any Person for any and all such fees and commissions through Seller or Buyer.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                     /s/ Charles M. Siegel
                                     ----------------------
                                     Charles M. Siegel



                                     GENERAL ATLANTIC CORPORATION


                                     By: /s/ Julie Lefkowitz
                                         -------------------
                                          Name:  Julie Lefkowitz
                                          Title: Vicer President and Secretary

                                                                       EXHIBIT A


                                 PROMISSORY NOTE


$125,500.00                                                  September 30, 1997
 ----------


     FOR VALUE RECEIVED, the undersigned (the "Maker") hereby agrees to pay to the order of General Atlantic Corporation, a Delaware Corporation (the "Corporation"), the principal sum of $125,500.00 in 5 equal annual installments commencing on October 1, 1998, together with interest on such principal amount from September 30, 1997 at a fixed rate of 7% per annum. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Maker may prepay the full principal amount of this Note, together with interest due thereon to date of payment, without penalty or premium.

     This Note has been made and delivered pursuant to the terms and conditions of the Stock Purchase Agreement, dated September 26, 1997, between the Corporation and the Maker.

     Any installment of principal and interest that is paid more than ten (10) days late shall be subject to a 2% penalty. In addition, Maker shall pay any court costs and reasonable attorneys' fees and other charges incurred by the holder in connection with the collection of amounts due hereunder.

     The outstanding balance of this Note may be accelerated by the holder and declared immediately due and payable upon the failure to pay any installment of principal and interest within ten (10) day after it is due or upon the insolvency of Maker, an assignment for the benefit of creditors or the institution of bankruptcy or similar proceedings by Maker.

     The terms of this Note shall be governed by and construed and enforced in accordance with the internal laws (without regard to the principles of conflicts of law) of the State of New York.


                                     /s/ Charles M. Siegel
                                     ---------------------
                                     Charles M. Siegel

                                                                       EXHIBIT C


Terms and Conditions of Loan from Charles Siegel to Solo Serve

Amount of Loan:     $500,000

Term of Loan:       5 years

Interest Rate:      Prime plus 1%

Payment Terms:      Principal  shall be  payable  on the day that is five  years after the date the loan is made and interest shall be payable monthly

Other Terms:        The loan  will be  subordinate  to the  obligations  of Solo
                    Serve arising under (i) the Loan and Security Agreement dated as of September 25, 1997 between Solo Serve and Sanwa
                    Business Credit Corporation and (ii) the Letter of Credit and Security Agreement between Solo Serve and General
                    Atlantic Corporation